As filed with the Securities and Exchange Commission on January 5, 2011
Registration Statement No. 333-168478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of Incorporation)	One Main Street Cambridge, Massachusetts 02142 (617) 386-1000 (Address of Registrant’s Principal Executive Offices)	04-3141918 (I.R.S. Employer Identification No.)
Amended and Restated 1996 Stock Option Plan
(Full Title of the Plan)
Dorian Daley
President and Chief Executive Officer
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Julia K. Cowles, Esq.
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF COMMON STOCK
     On August 2, 2010, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-168478 (the “Registration Statement”), for the sale of 14,000,000 shares of the common stock (the “Common Stock”), par value $.01 per share, of the Registrant under the Registrant’s Amended and Restated 1996 Stock Option Plan.
     On January 5, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 2, 2010, by and among the Registrant, Oracle Corporation and Amsterdam Acquisition Sub Corporation, a wholly-owned subsidiary of Oracle Corporation, Amsterdam Acquisition Sub Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 5th day of January, 2011.

ART TECHNOLOGY GROUP, INC.
By:	/s/ Dorian Daley
Dorian Daley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley Dorian Daley	President and Chief Executive Officer (principal executive officer)	January 5, 2011

/s/ Jeff Epstein Jeff Epstein	Chief Financial Officer (principal financial and accounting officer)	January 5, 2011

/s/ Thomas Angioletti Thomas Angioletti	Director	January 5, 2011